Exhibit 99

Meridian Interstate Bancorp, Inc. Announces Retirement of Director Paul T. Sullivan

Contact: Richard J. Gavegnano, Chairman and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (December 14, 2011): Meridian Interstate Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), announced Director Paul T. Sullivan will be retiring from the Boards of Directors of the Company and the Bank, effective January 3, 2012.

Sullivan, a practicing attorney for over 40 years, specialized in the area of probate law, and specifically estate planning. He retired from active practice in 2010. Prior to opening his own firm in 2008, he was a partner at Bagley and Bagley. Sullivan joined the East Boston organization in 1990 as a corporator of Meridian Financial Services Incorporated, the Company’s mutual holding company, becoming a trustee of the mutual holding company in 1999 and a director of the Bank in 2001.

A graduate of Boston College and Boston College Law School, Sullivan had extensive involvement with numerous educational, professional, civic, and community organizations. A resident of Dedham, Massachusetts for many years, Sullivan was a Town Meeting Member and member of the Town Finance Committee. He was chairperson of the Friends of the Endicott Estate and the Board of Directors of the Dedham Community Association, where he led a successful $3.0 million capital campaign and established a firm financial foundation.

Richard J. Gavegnano, Chairman and Chief Executive Officer, said, “We appreciate the wisdom and experience that Paul Sullivan has shared with our organization for over 20 years. We wish Paul and his wife, Mary, continued happiness in the future as they spend more time with their family.”

About Meridian Interstate

Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 23 full service locations in the greater Boston metropolitan area including eight full service locations in its Mt. Washington Bank Division. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.